Filed pursuant to Rule 424(b)(3)
File No.: 333-248707

PROSPECTUS

State Street Corporation

Offer to Exchange

up to $750,000,000 2.825% Fixed-to-Floating Rate Senior Notes due 2023

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of

our outstanding unregistered 2.825% Fixed-to-Floating Rate Senior Notes due 2023

and

up to $500,000,000 2.901% Fixed-to-Floating Rate Senior Notes due 2026

that have been registered under the Securities Act for any and all of our outstanding unregistered 2.901% Fixed-to-Floating Rate Senior Notes due 2026

and

up to $500,000,000 3.152% Fixed-to-Floating Rate Senior Notes due 2031

that have been registered under the Securities Act for any and all of our outstanding unregistered 3.152% Fixed-to-Floating Rate Senior Notes due 2031

Terms of the Exchange Offer

We are offering:

•

$750,000,000 in aggregate principal amount of new 2.825% Fixed-to-Floating Rate Senior Notes due 2023 (the “New 2023 Notes”) in exchange for an equal amount of outstanding 2.825% Fixed-to-Floating Rate Senior Notes due 2023 (the “Old 2023 Notes,” and, together with the New 2023 Notes, the “2023 Notes”);

•

$500,000,000 in aggregate principal amount of new 2.901% Fixed-to-Floating Rate Senior Notes due 2026 (the “New 2026 Notes”) in exchange for an equal amount of outstanding 2.901% Fixed-to-Floating Rate Senior Notes due 2026 (the “Old 2026 Notes,” and, together with the New 2026 Notes, the “2026 Notes”); and

•

$500,000,000 in aggregate principal amount of new 3.152% Fixed-to-Floating Rate Senior Notes due 2031 (the “New 2031 Notes”) in exchange for an equal amount of outstanding 3.152% Fixed-to-Floating Rate Senior Notes due 2031 (the “Old 2031 Notes,” and, together with the New 2031 Notes, the “2031 Notes”).

We refer to the Old 2023 Notes, the Old 2026 Notes and the Old 2031 Notes collectively in this prospectus as the “Old Notes.” We refer to the New 2023 Notes, the New 2026 Notes and the New 2031 Notes collectively in this prospectus as the “New Notes.”

•	The exchange offer expires at 5:00 p.m., New York City time, on October 29, 2020 unless extended. We do not currently intend to extend the expiration date.

•	Upon expiration of the exchange offer, all Old Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the applicable series of New Notes.

•	You may withdraw tendered Old Notes at any time prior to the expiration or termination of the exchange offer.

•	The exchange of Old Notes for New Notes generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the corresponding series of Old Notes, except that the offer of the New Notes is registered under the Securities Act, and the New Notes have no transfer restrictions, rights to additional interest or registration rights.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the New Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

•	There is no existing public market for the Old Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 10.

We are not making an offer to exchange Old Notes for New Notes in any jurisdiction where the offer is not permitted.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2020.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date hereof, unless we otherwise note in this prospectus.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the Old Notes and New Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

State Street Corporation

One Lincoln Street

Boston, Massachusetts 02111

Telephone: (617) 786-3000

Attn: Corporate Secretary

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the relevant exchange offer.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents to which we refer you in this prospectus include certain “forward-looking statements” within the meaning of the federal securities laws with respect to including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, cost savings and transformation initiatives, investment portfolio performance, dividend and stock purchase programs, outcomes of legal proceedings, market growth, acquisitions, joint ventures and divestitures, client growth and new technologies, services and opportunities, as well as industry, governmental, regulatory, economic and market trends, initiatives and developments, the business environment and other matters that do not relate strictly to historical facts. Terminology such as “plan,” “expect,” “intend,” “objective,” “forecast,” “outlook,” “believe,” “priority,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms, are intended to identify forward-looking statements, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the U.S. and global economies, regulatory environment and the equity, debt, currency and other financial markets, as well as factors specific to State Street Corporation and its subsidiaries, including State Street Bank and Trust Company. Factors that could cause changes in the expectations or assumptions on which forward-looking statements are based cannot be foreseen with certainty and include, but are not limited to:

•

the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;

•

the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the U.S. and internationally, caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on the economy and financial markets, the effectiveness of our work from home arrangements and staffing levels in operational facilities, challenges associated with our return to office plans such as maintaining a safe office environment and integrating at-home and in-office staff, the impact of market participants on which we rely and actions taken by governmental authorities and other third parties in response to the pandemic and the impact of lower equity market valuations on our service and management fee revenue;

•

increases in the volatility of, or declines in the level of, our net interest income, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities); and changes in the manner in which we fund those assets;

•

the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to software and processing fee revenues;

•

the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•

the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates (IBORs) including London Interbank Offered Rate (LIBOR); the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•

the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to impairment of such securities and the recognition of a provision for credit losses in our consolidated statement of income;

•

our ability to attract and retain deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile; and the risks associated with the potential liquidity mismatch between short-term deposit funding and longer term investments;

•

the manner and timing with which the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd- Frank Act”), the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (“EGRRCPA”), and related stress testing and resolution planning requirements and implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as Undertakings for Collective Investments in Transferable Securities (UCITS) V, the Money Market Fund Regulation and the Markets in Financial Instruments Directive (MiFID II)/Markets in Financial Instruments Regulation (MiFIR)); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, cyber security, resiliency, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•

adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

•

requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

•

geopolitical risks applicable to our operations and activities in jurisdictions globally, including emerging markets and economies, that have the potential to disrupt or impose costs, delays or damages upon our, our clients’, our counterparties’ and suppliers’ and our infrastructure providers’ respective operations, activities and strategic planning and to compromise financial markets and stability;

•

changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to our operating model and the adequacy and resiliency of our controls or compliance programs;

•

a cyber security incident, or a failure to protect our systems and our, our clients’ and others’ information against cyber attacks, could result in the theft, loss, unauthorized access to, disclosure, use or alteration of information, system failures, or loss of access to information; any such incident or failure could adversely impact our ability to conduct our businesses, damage our reputation and cause losses, potentially materially;

•

our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate cyber security, resiliency and business continuity into our operations, information technology infrastructure and systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;

•

our ability to identify and address threats to our information technology infrastructure and systems (including those of our third-party service providers); the effectiveness of our and our third party service providers’ efforts to manage the resiliency of the systems on which we rely; controls regarding the access to, and integrity of, our and our clients’ data; and complexities and costs of protecting the security of such systems and data;

•

our ability to control operational and resiliency risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights; the possibility of errors in the quantitative models we use to manage our business; and the possibility that our controls will prove insufficient, fail or be circumvented;

•

economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.’s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;

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our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the Department of Justice and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation, adverse actions or penalties imposed by governmental authorities and costs associated with remediation of identified deficiencies;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•

the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our assets under custody and administration or our assets under management in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

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changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Systems, Inc. (“Charles River Development”), and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development’s front office software solutions with our middle and back office capabilities to develop our front-to-middle-to-back office State Street Alpha that is competitive, generates revenues in line with our expectations and meets our clients’ requirements; the dependency of State Street Alpha on enhancements to our data management and the risks to our servicing model associated with increased exposure to client data;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

v

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed in this section and elsewhere in this prospectus and documents incorporated herein by reference, including the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019. Forward-looking statements in this prospectus and the documents incorporated herein by reference should not be relied on as representing our expectations or assumptions as of any time subsequent to the date of this prospectus or the date of such document incorporated by reference, as applicable. Unless specifically required by law, we undertake no obligation to revise our forward-looking statements after the time they are made. The factors discussed herein are not intended to be a complete statement of all risks and uncertainties that may affect our businesses. We cannot anticipate all developments that may adversely affect our business or operations or our consolidated results of operations, financial condition or cash flows.

SUMMARY

The following summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. It may not contain all of the information that you should consider before exchanging your Old Notes for New Notes in this exchange offer. For a more complete discussion of the information you should consider before participating in this exchange offer, you should carefully read this entire prospectus and the documents incorporated by reference herein.

In this prospectus, “State Street,” “we,” “our,” “ours” and “us” refer to State Street Corporation and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “State Street Bank” mean State Street Bank and Trust Company, State Street Corporation’s principal banking subsidiary.

Our Company

State Street Corporation is a bank holding company that has elected to be treated as a financial holding company under the Bank Holding Company Act of 1956. State Street was organized in 1969 under the laws of the Commonwealth of Massachusetts. Through our subsidiaries, including our principal banking subsidiary, State Street Bank and Trust Company, referred to as State Street Bank, we provide a broad range of financial products and services to institutional investors worldwide, with $33.52 trillion of assets under custody and/or administration (AUC/A) and $3.05 trillion of assets under management (AUM) as of June 30, 2020. As of June 30, 2020, we had consolidated total assets of $280.24 billion, consolidated total deposits of $200.46 billion, consolidated total shareholders’ equity of $24.87 billion and 39,068 employees. We operate in more than 100 geographic markets worldwide, including in the U.S., Canada, Europe, the Middle East and Asia.

Our operations are organized for management reporting purposes into two lines of business: Investment Servicing and Investment Management, which are defined based on products and services provided.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “STT.” Our executive offices are located at One Lincoln Street, Boston, Massachusetts 02111, and our telephone number is (617) 786-3000.

Risk Factors

You should carefully consider the information set forth or incorporated by reference in this prospectus. Certain related risks are set forth in detail under the heading “Risk Factors” in this prospectus and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019.

Summary of the Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange each series of New Notes for the corresponding series of Old Notes. The terms of each series of New Notes offered in the exchange offer are substantially identical to the terms of the corresponding series of Old Notes, except that the New Notes will be registered under the Securities Act and transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes. For a more complete description, see “Description of the Exchange Offer.”

Background	On March 30, 2020, we issued $750,000,000 aggregate principal amount of Old 2023 Notes, $500,000,000 aggregate principal amount of Old 2026 Notes and $500,000,000 aggregate principal amount of Old 2031 Notes in a private offering. In connection with that offering, we entered into a Registration Rights Agreement (as defined in “Description of the Exchange Offer”) in which we agreed, among other things, cause this exchange offer to be completed.

Under the terms of the exchange offer, you are entitled to exchange Old 2023 Notes, Old 2026 Notes and Old 2031 Notes for New 2023 Notes, New 2026 Notes and New 2031 Notes, respectively, evidencing the same indebtedness and with substantially identical terms to the corresponding series of Old Notes. You should read the discussion under the heading “Description of the Notes” for further information regarding the New Notes.

New Notes Offered	$750,000,000 aggregate principal amount of Fixed-to-Floating Rate Senior Notes due 2023;

$500,000,000 aggregate principal amount of Fixed-to-Floating Rate Senior Notes due 2026; and

$500,000,000 aggregate principal amount of Fixed-to-Floating Rate Senior Notes due 2031.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount of the corresponding series of New Notes. Old Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire 5:00 p.m., New York City time, on October 29, 2020, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with U.S. Bank National Association, which issued uncertificated depositary interests in those Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases, you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Description of the Exchange Offer.” Your Old Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Description of the Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for the exchange offer.

Consequences of Not Exchanging Old Notes	Old Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on the Old Notes. In general, you may offer or sell your Old Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the Securities Act and applicable state securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “Description of the Exchange Offer — Consequences of Failure to Exchange.”

Summary of the New Notes

The New Notes will be substantially identical to the Old Notes, except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The New Notes will evidence the same debt as the Old Notes, and the same Indenture (as defined herein) will govern the New Notes and the Old Notes. We sometimes refer to the New Notes and the Old Notes collectively as the “Notes.”

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the New Notes, please read “Description of the Notes.”

Issuer	State Street Corporation

Securities Offered	$750,000,000 aggregate principal amount of 2.825% Fixed-to-Floating Rate Senior Notes due 2023;

$500,000,000 aggregate principal amount of 2.901% Fixed-to-Floating Rate Senior Notes due 2026; and

$500,000,000 aggregate principal amount of 3.152% Fixed-to-Floating Rate Senior Notes due 2031.

Maturity Dates	New 2023 Notes: March 30, 2023

New 2026 Notes: March 30, 2026

New 2031 Notes: March 30, 2031

Interest Rates and Interest Rate Periods	New 2023 Notes: From and including March 30, 2020 to, but excluding, March 30, 2022 at a fixed annual rate of 2.825%, and from and including March 30, 2022 to, but excluding, the maturity date at a floating rate determined by reference to the SOFR base rate plus a spread of 2.69% (to be added to the accrued interest compounding factor for each interest payment period).

New 2026 Notes: From and including March 30, 2020 to, but excluding, March 30, 2025 at a fixed annual rate of 2.901%, and from and including March 30, 2025 to, but excluding, the maturity date at a floating rate determined by reference to the SOFR base rate plus a spread of 2.60% (to be added to the accrued interest compounding factor for each interest payment period).

New 2031 Notes: From and including March 30, 2020 to, but excluding, March 30, 2030 at a fixed annual rate of 3.152%, and from and including March 30, 2030 to, but excluding, the maturity date at a floating rate determined by reference to the SOFR base rate plus a spread of 2.65% (to be added to the accrued interest compounding factor for each interest payment period).

In no event will the interest rate in respect of any interest payment period for any series of Notes be less than zero.

The period during which any series of Notes bears interest at a fixed rate is referred to as a “fixed rate period,” and the period during which any series of Notes bears interest at a floating rate is referred to as a “floating rate period.”

Base Rate	SOFR (compounded daily over a quarterly interest payment period in accordance with the specific formula described in this prospectus). As further described in this prospectus, (i) in determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day. See “Description of the Notes — Interest — Determination of SOFR.”

Interest Payment Periods	During the fixed rate period, semiannually; during the floating rate period, quarterly.

With respect to an interest payment date during the floating rate period, the interest payment period will be the period from and including the most recent interest payment period end date to which interest has been paid or duly provided for (or from and including March 30, 2022 in the case of the first interest payment period during the floating rate period for the New 2023 Notes, March 30, 2025 in the case of the first interest payment period during the floating rate period for the New 2026 Notes and March 30, 2030 in the case of the first interest payment period during the floating rate period for the New 2031 Notes) to, but excluding, the immediately preceding floating rate period end date; provided that (i) the interest payment period with respect to the final interest payment date (i.e., the maturity date) will be the period from and including the floating rate period end date immediately prior to the maturity date to but excluding the maturity date (i.e., the final floating rate period end date) and (ii) with respect to such final interest payment period, the level of SOFR for each calendar day in the period from and including the rate cut-off date to but excluding the maturity date shall be the level of SOFR in respect of such rate cut-off date. See “Description of the Notes — Interest.”

Floating Rate Period End Dates	New 2023 Notes: June 30, 2022, September 30, 2022, December 30, 2022 and the maturity date of the New 2023 Notes

New 2026 Notes: June 30, 2025, September 30, 2025, December 30, 2025 and the maturity date of the New 2026 Notes

New 2031 Notes: June 30, 2030, September 30, 2030, December 30, 2030 and the maturity date of the New 2031 Notes

In this prospectus, each such date is referred to as a “floating rate period end date” in respect of the applicable series of Notes; provided that if any scheduled floating rate period end date (other than the maturity date in respect of the applicable series of Notes) falls on a day that is not a business day it will be postponed to the following business day except that, if that business day would fall in the next calendar month, the floating rate period end date for such series of Notes will be the immediately preceding business day.

If the scheduled final floating rate period end date in respect of the applicable series of Notes (i.e., the maturity date for such series of Notes) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final floating rate period end date for such series of Notes. See “Description of the Notes — Interest.”

Interest Payment Dates	Interest on the Notes during the fixed rate period in respect of the applicable series of Notes will be payable semi-annually in arrears on each March 30 and September 30, commencing on September 30, 2020, and interest during the floating rate period in respect of the applicable series of Notes will be payable quarterly on the second business day following the applicable floating rate period end date; provided that, for the applicable series of Notes, the interest payment date with respect to the final interest payment period during the floating rate period will be the maturity date. If the scheduled maturity date in respect of an applicable series of Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date for such series of Notes. See “Description of the Notes — Interest.”

Ranking	The New Notes are unsecured and will rank equally with all of our other existing and future senior unsecured indebtedness.

Form and Denomination	The New Notes will be issued in fully-registered form. The New Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may redeem the New Notes in whole, but not in part, on, and only on, March 30, 2022, in the case of the New 2023 Notes, March 30, 2025, in the case of the New 2026 Notes and March 30, 2030, in the case of the New 2031 Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

See “Description of the Notes — Optional Redemption.”

Calculation Agent	State Street Bank, an affiliate thereof or any other bank or other entity as State Street may appoint.

Certain Covenants	The terms of the New Notes contain only very limited protections for holders of New Notes. In particular, the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking equal in right of payment with the New Notes; or

•	conduct other transactions that may adversely affect the holders of the New Notes.

The terms of the New Notes will impose certain limitations on our ability to sell or otherwise dispose of or grant a security interest in or permit the issuance of any voting stock or any securities convertible or exercisable into voting stock of State Street Bank or of any subsidiary that owns voting stock of State Street Bank. See “Description of the Notes — Limitation Upon Disposition of Voting Stock of State Street Bank”.

Events of Default and Acceleration	The only events of default with respect to the New Notes are:

•	failure to pay principal, any premium or required interest for 30 days after it is due; and

•	certain events of insolvency or bankruptcy, whether voluntary or not, involving State Street Corporation.

Only these events of default provide for a right of acceleration of the New Notes. No other events, including an event of insolvency or bankruptcy of State Street Bank or a default in the performance of any other covenant in the Indenture governing the notes, will result in acceleration.

See “Risk Factors — Risks Relating to the Notes — The Notes provide only limited acceleration and enforcement rights.”

Additional Notes

We may from time to time, without consent of the holders of the Notes, issue Notes having the same terms and conditions as any series of New Notes being offered hereby or any series of Old Notes (except for the issue date, offering price and, if applicable, the first interest payment date). Additional Notes issued in this manner will form a single series with the applicable outstanding series of Notes and will be treated as a single class for all purposes under the Indenture governing the Notes, including, without limitation, voting, waivers and amendments.

Risk Factors	See “Risk Factors” and the other information incorporated by reference and included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the New Notes.

No Listing of the Notes	We have not applied nor do we intend to apply to list the New Notes on any securities exchange or to have the New Notes quoted on any automated quotation system.

No Public Market	The New Notes will be new securities for which no market currently exists and we cannot assure you that any public market for the New Notes will develop or be sustained.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank National Association.

Book-Entry Depository	DTC.

RISK FACTORS

Before participating in the exchange offer and investing in the New Notes, you should carefully consider the risks described below, those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and the other information contained in this prospectus or in the documents incorporated by reference herein, as may be updated from time to time by our subsequent reports and other filings under the Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference herein. See “Where You Can Find More Information.” In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

The COVID-19 Pandemic Continues to Create Significant Risks and Uncertainties for Our Business.

The extent to which the COVID-19 pandemic continues to impact our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States and internationally, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the effectiveness of our work from home arrangements and staffing levels in operational facilities, challenges associated with our return to office plans such as maintaining a safe office environment and integrating at-home and in-office staff, the impact of market participants on which we rely, actions taken by governmental authorities and other third parties in response to the pandemic and the impact of equity market valuations on our service and management fee revenue. Our business, results of operations and financial condition may also be impacted by actions we take to support the financial markets and the broader economy and our decision to defer most planned headcount reductions through the end of 2020.

The COVID-19 pandemic has negatively impacted the global economy, caused fluctuations in equity market valuations, decreased liquidity in fixed income markets, created significant volatility and disruption in financial markets, increased unemployment levels and disrupted global supply chains. This has created extraordinary demand on our transaction processing capabilities in our asset servicing business and volatility in our foreign exchange and asset management businesses. The market and economic uncertainty has also increased the risks inherent in our activities as a credit provider to investment pools and other institutional investors and caused us to increase our provision for credit losses. In addition, our and other market participants’ reliance upon work from home capabilities, and the potential inability to maintain critical staff in our operational facilities, including facilities in the United States, the United Kingdom, Germany, China, India and Poland, present risks associated with our and local infrastructure, increasingly restrictive local regulations, illness, quarantine, the sustainability of a work from home environment and increased risk of cybersecurity attacks. Any material or extended disruption of our ability to deliver services or meet our responsibilities in the settlement of securities or other market activities is likely to result in operating losses, loss of revenue or penalties under our service contracts which may have a material adverse impact on our results of operation and financial condition.

On March 16, 2020, we announced, together with the other U.S.-based G-SIBs, that we temporarily suspended our common stock repurchase program, in light of the COVID-19 pandemic. As a result, we had no repurchases of our common stock in the second quarter of 2020. Further, in June 2020, the Federal Reserve released results from the 2020 CCAR submission, which included preliminary Stress Capital Buffer (“SCB”) requirements for the twelve months starting October 1, 2020. Due to the economic challenges created by the COVID-19 pandemic, all participating CCAR banking organizations, including us, will be required to resubmit their capital plans. In line with the decision to administer a new stress test, the Federal Reserve is limiting the ability of all CCAR banking organizations to distribute capital during the third quarter of 2020 beyond common dividends at their current levels. As a result, CCAR banking organizations, including us, will not be permitted to return capital to shareholders in the form of common share repurchases during the third quarter of 2020, unless otherwise approved by the Federal Reserve. We therefore will not repurchase any common stock in the third quarter of 2020. As of now, our capital distributions in the fourth quarter of 2020 and beyond will be governed by our minimum capital requirements inclusive of the SCB. It is unclear at this time when the results of the new stress test will be made available or whether the results will impact our calculated SCB and distributions beyond the third quarter of 2020.

Risks Related to the Notes

Except where otherwise indicated, the following risks apply to the outstanding Old Notes and will apply equally to the New Notes. We refer to the Old Notes and the New Notes collectively as the “Notes.”

The Notes provide only limited acceleration and enforcement rights.

In 2016, the Federal Reserve adopted a final rule on total loss-absorbing capacity (“TLAC”), long-term debt (“LTD”) and clean holding company requirements (the “TLAC Rule”) that requires the eight U.S. global systemically important banks (“G-SIBs”), including State Street, to, among other things, maintain minimum amounts of TLAC and LTD — i.e., debt having a maturity greater than one year from issuance — satisfying certain eligibility criteria, commencing January 1, 2019. The TLAC Rule disqualifies from eligible LTD, among other instruments, debt securities that permit acceleration for reasons other than an insolvency or similar proceeding of the top-tier bank holding company, a default in the payment of principal or interest continuing for 30 days or more, or a right exercisable on one or more dates specified in the instrument governing such debt securities and debt securities not governed by U.S. law. Debt securities issued prior to December 31, 2016 that would otherwise be ineligible because (1) they contain otherwise impermissible acceleration clauses or (2) they are not governed by U.S. law are grandfathered by the TLAC Rule and are considered eligible LTD.

As a result of the TLAC Rule, we have modified the Indenture under which our senior debt securities are issued to provide that, for senior debt securities issued on or after May 8, 2017 (including the notes offered hereby), unless otherwise specified for a particular series of senior debt securities, the only events of default will be payment defaults that continue for 30 days or more and the entry of State Street Corporation into insolvency or similar proceedings as described in ”Description of the Notes — Events of Default.” As described in “Description of the Notes — Events of Default,” no other breach of a covenant contained in the Indenture governing the notes will give rise to an event of default, whether after notice, the passage of time or otherwise. As a consequence, if any such covenant breach occurs, neither the trustee nor the holders of the notes will be entitled to accelerate the maturity of the notes – that is, they will not be entitled to declare the principal of the notes to be immediately due and payable because of the covenant breach. These covenant breaches would include, among others, any breach of the covenants described under “Description of the Notes — Consolidation, Merger and Sale of Assets” or “Description of the Notes — Limitation Upon Disposition of Voting Stock of State Street Bank.” In addition, if any covenant breach occurs, neither the trustee nor holders of the notes will be entitled to enforce or seek any remedy, except as described under “Description of the Notes — Remedies if an Event of Default or Covenant Breach under the Indenture Occurs.” Furthermore, a State Street Bank bankruptcy, insolvency or reorganization event, or the appointment of a custodian, receiver or other similar official with respect to State Street Bank or all or substantially all of its property, will not constitute an event of default or a covenant breach under the notes.

The limitations on events of default and acceleration rights described above do not apply to our senior debt securities issued prior to May 8, 2017. Therefore, if certain defaults or breaches occur, holders of our senior debt securities issued before May 8, 2017 may be able to accelerate their securities so that such securities become immediately due and payable, while the holders of the notes offered hereby would not be able to do so. In such an event, our obligation to repay such accelerated senior debt securities in full could adversely affect our ability to make timely payments on the notes. These limitations on the rights and remedies with respect to the notes could adversely affect the market value of the notes, especially during times of financial stress for us or our industry.

The limitations on events of default and acceleration rights described above do not apply to our senior debt securities issued prior to May 8, 2017. Therefore, if certain defaults or breaches occur, holders of our senior debt securities issued before May 8, 2017 may be able to accelerate their securities so that such securities become immediately due and payable, while the holders of the Notes would not be able to do so. In such an event, our obligation to repay such accelerated senior debt securities in full could adversely affect our ability to make timely payments on the Notes. These limitations on the rights and remedies with respect to the Notes could adversely affect the market value of the Notes, especially during times of financial stress for us or our industry.

There are limited covenants in the Indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional indebtedness or other liabilities, including additional senior indebtedness, under the Indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes — Consolidation, Merger and Sale of Assets.”

The Notes are not guaranteed by the FDIC, any other governmental agency or any of our subsidiaries. The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Notes are not bank deposits and are not insured by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are obligations of State Street Corporation only and will not be guaranteed by any of our subsidiaries, including State Street Bank, which is our principal banking subsidiary. The Notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries (including deposits and liabilities to trade creditors), which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

We and our subsidiaries have significant regulatory capital, leverage, liquidity and debt obligations; payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a holding company and we conduct substantially all of our operations through subsidiaries, including State Street Bank, which is our principal banking subsidiary. We are also permitted, subject to certain restrictions under our existing indebtedness, to obtain additional LTD and working capital lines of credit to meet future financing needs. This would have the effect of increasing our total leverage. Furthermore, the Indenture relating to the Notes does not prohibit us or our subsidiaries from incurring additional secured or unsecured indebtedness. As of June 30, 2020, on a consolidated basis, our outstanding long-term indebtedness totaled approximately $15.5 billion (including approximately $13.3 billion of long-term senior indebtedness).

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on the Notes. Further, the majority of our investments are held by our regulated subsidiaries. Our subsidiaries may be limited in their ability to make dividend payments or advance funds to us in the future because of the need to support their own capital levels. Federal banking laws regulate the amount of dividends that may be paid by State Street Bank, our principal banking subsidiary, without prior approval.

In addition, the Federal Reserve is required by the Dodd-Frank Act, as amended by EGRRCPA, to establish more stringent capital requirements for large bank holding companies, and especially those institutions with consolidated assets equal to or greater than $250 billion or that are G-SIBs, such as State Street. The U.S. Basel III rule subjects State Street and State Street Bank to, among other requirements, (1) a higher minimum tier 1 risk-based capital ratio requirement, (2) an additional requirement for a minimum common equity tier 1 capital ratio, (3) an additional requirement for a minimum supplementary tier 1 leverage ratio applicable to so-called “advanced approaches” banking organizations, and (4) a capital conservation buffer and a countercyclical capital buffer.

Provisions of the Basel III rule became effective under a transition timetable and were fully implemented as of January 1, 2019. The requirement for the capital conservation buffer began to be phased in on January 1, 2016, with full implementation as of January 1, 2019. Implementation of the Basel III rule has changed (and continues to change) the manner in which our regulatory capital ratios are calculated, reduced our calculated regulatory capital, and increased the minimum regulatory capital that we are required to maintain.

Beginning January 1, 2018, the final supplementary leverage ratio (“SLR”) rules introduced a higher minimum SLR requirement for the eight U.S. G-SIBs of at least 6% for an insured banking entity (including State Street Bank) in order to be well capitalized under the U.S. banking regulators’ prompt corrective action provisions, as well as a requirement of a minimum SLR of 5% for a holding company (including State Street Corporation), consisting of a minimum requirement of 3% and an additional 2% buffer, in order to avoid any limitations on distributions (and discretionary bonus payments). In November 2019, the Federal Reserve and the other U.S. federal banking agencies adopted a final rule that establishes a deduction for central bank deposits from a custodial banking organization’s total leverage exposure equal to the lesser of (i) the total amount of funds the firm and its consolidated subsidiaries have on deposit at qualifying central banks and (ii) the total amount of client funds on deposit at the custodial banking organization that are linked to fiduciary or custodial and safekeeping accounts. The rule became effective on April 1, 2020. In April 2020, the Federal Reserve adopted an interim final rule that excludes U.S. Treasury securities and deposits at Federal Reserve Banks from the calculation of the SLR by a holding company (including State Street Corporation) until March 31, 2021. In May 2020, the Federal Reserve and the other U.S. federal banking agencies adopted an interim final rule that permits a depository institution (including State Street Bank) to elect to exclude U.S. Treasury securities and deposits at Federal Reserve Banks from the calculation of the SLR until March 31, 2021, provided that a depository institution that makes that election will be required to request approval from its primary federal banking regulator before making capital distributions, such as paying dividends to its parent company, as long as the exclusion is in effect. State Street Bank did not elect to exclude U.S. Treasury securities and deposits at Federal Reserve Banks from the calculation of the SLR under the interim final rule.

In November 2019, the U.S. federal banking regulators issued a final rule that, among other things, implements the standardized approach for counterparty credit risk (“SA-CCR”), a new methodology for calculating the exposure amount for derivative contracts under the U.S. regulatory capital rules. Under the final rule, we will have the option to use SA-CCR or the internal models methodology to calculate the exposure amounts of our cleared and uncleared derivatives under our advanced approaches calculation. We will be required to determine the exposure amounts of these items using SA-CCR under the standardized approach. In addition, the final rule provides a simplified formula we will be required to use to determine the risk-weighted assets amount of our central counterparty default fund contributions. The final rule also requires us to incorporate SA-CCR into the calculation of our total leverage exposure for the purpose of the SLR. The final rule became effective on April 1, 2020, with a mandatory compliance date for advanced approaches organizations, like us, of January 1, 2022. In March 2020, the U.S. federal banking regulators issued an interim final rule that permitted a banking organization to elect to implement the SA-CCR final rule one quarter early and on a best efforts basis.

We are also subject to the Federal Reserve’s final rule imposing a capital surcharge on U.S. G-SIBs. The surcharge requirements within the final rule began to phase-in on January 2016 and became fully effective on January 1, 2019. As of January 1, 2017, the applicable G-SIB surcharge for State Street was calculated to be 1.5% of common equity tier 1 capital on a fully phased-in basis. Based on a calculation date of December 31, 2018, our G-SIB surcharge for 2020 decreased to 1.0%. State Street must satisfy its G-SIB surcharge requirements in order to make capital distributions (and discretionary bonus payments) without limitation. Further, State Street, like all other U.S. G-SIBs, is also subject to a 2% supplementary leverage ratio buffer under the Basel III rule. If State Street fails to exceed the 1% G-SIB surcharge or the 2% leverage buffer, it will be subject to increased restrictions, depending upon the extent of the shortfall, regarding capital distributions and discretionary executive bonus payments, and the maximum amount of capital distributions and discretionary bonus payments it can make will be a function of its eligible retained income. In March 2020, the Federal Reserve, FDIC and OCC issued an interim final rule that amended the definition of eligible retained income for purposes of the buffers under the capital rules, including the G-SIB surcharge and the SLR buffer. Under the interim final rule, State Street’s eligible retained income equals the greater of (A) State Street’s net income, calculated in accordance with the instructions to Federal Reserve Reporting Form FR Y-9C, for the four calendar quarters preceding the current calendar quarter, net of any distributions and associated tax effects not already reflected in net income, and (B) the average of State Street’s net income, calculated in accordance with the instructions to Federal Reserve Reporting Form FR Y-9C, for the four calendar quarters preceding the current calendar quarter.

Furthermore, we are also subject to the TLAC Rule. Among other things, beginning January 1, 2019 the TLAC Rule requires State Street to maintain minimum ratios of external TLAC and external LTD, plus two external TLAC buffers. Specifically, as of January 1, 2020, State Street must hold (1) combined eligible tier 1 regulatory capital and eligible LTD in an amount equal to at least 21.5% of total risk- weighted assets (using a G-SIB method 1 surcharge of 1%) and 9.5% of total leverage exposure, as defined by the SLR final rule, and (2) qualifying external LTD equal to the greater of 7.0% of risk-weighted assets (using a G-SIB method 2 surcharge of 1.0%) and 4.5% of total leverage exposure, as defined by the SLR final rule. In addition, as of January 1, 2020, State Street is subject to a risk-weighted TLAC buffer of 3.5% (i.e., 2.5% plus the G-SIB method 1 surcharge of 1%), which must be composed solely of common equity tier 1 capital, and a TLAC supplementary leverage ratio buffer of 2%, which must be composed solely of tier 1 capital. If State Street fails to exceed either TLAC buffer under the TLAC Rule, it will be subject to increased restrictions, depending upon the extent of the shortfall, regarding capital distributions and discretionary executive bonus payments, and the maximum amount of capital distributions and discretionary bonus payments it can make will be a function of its eligible retained income. In March 2020, the Federal Reserve issued an interim final rule that amended the definition of eligible retained income for purposes of the TLAC buffers under the TLAC Rule. The interim final rule revised the definition of eligible retained income in the TLAC Rule so that it is consistent with the revised definition implemented in the separate interim final rule with respect to the capital rule buffers.

In addition, in June 2018, the Federal Reserve finalized rules that establish single-counterparty credit limits (“SCCL”) for large banking organizations. U.S. G-SIBs, including State Street, are subject to a limit of 15% of tier 1 capital for aggregate net credit exposures to any “major counterparty” (defined to include other U.S. G-SIBs, foreign G-SIBs, and nonbank systemically important financial institutions supervised by the Federal Reserve). We are also subject to a limit of 25% of tier 1 capital for aggregate net credit exposures to any other unaffiliated counterparty. We were required to comply with the final SCCL rules as of January 1, 2020.

In October 2019, the U.S. banking regulators adopted final rules that, consistent with EGRRCPA, establish a framework for tailoring compliance requirements for domestic firms based on their risk profiles. Although the final rules simplify capital and liquidity requirements for certain institutions, owing to State Street’s G-SIB status, the regulatory requirements applicable to us remain unchanged, except for a reduction in frequency of company-run Dodd-Frank Act stress tests from semi-annual to annual.

Maintaining the higher capital and liquidity levels required by the Basel III rule, meeting the requirements of the SLR, TLAC and SCCL final rules, and complying with any future regulatory requirements, may reduce our profitability and performance measures and adversely affect the ability of State Street Bank to make distributions or pay dividends to State Street. As a result, our ability to make payments on the Notes when due could be adversely affected.

Our preferred single point of entry resolution strategy could adversely affect our liquidity and financial condition and our ability to make payments on the Notes when due.

In the event of material financial distress or failure, our preferred resolution strategy is the single point of entry strategy. Our resolution plan, including our implementation of the single point of entry strategy with a secured support agreement, involves important risks, including that: (1) the single point of entry strategy and the obligations under the related secured support agreement may result in the recapitalization of and/or provision of liquidity to State Street Bank and our other material entities and the commencement of bankruptcy proceedings by State Street Corporation at an earlier stage of financial stress than might otherwise occur without such mechanisms in place; (2) an expected effect of the single point of entry strategy, together with the TLAC Rule, is that State Street Corporation’s losses will be imposed on its shareholders and the holders of external LTD (including the Notes) and other forms of TLAC securities currently outstanding or issued in the future by State Street Corporation, as well as on any other of our creditors, before any of State Street Corporation’s losses are imposed on the holders of the debt securities of certain of State Street Corporation’s operating subsidiaries or any of their depositors or creditors and before U.S. taxpayers are put at risk; (3) there can be no assurance that there would be sufficient recapitalization resources available to ensure that State Street Bank and our other material entities are adequately capitalized following the triggering of the requirements to provide capital and/or liquidity under the support agreement; and (4) there can be no assurance that credit rating agencies, in response to our resolution plan or the support agreement, will not downgrade, place on negative watch or change their outlook on our debt credit ratings, generally or on specific debt securities (including the Notes). In the event that recapitalization actions were taken and were unsuccessful in stabilizing State Street Bank and our other material entities, equity and debt holders of State Street Corporation would likely, as a consequence, be in a worse position and suffer greater losses than would have been the case under a different resolution strategy.

In the event that we enter bankruptcy or resolution proceedings, holders of our unsecured debt securities, including the Notes, would be at risk of absorbing our losses.

The Notes are intended to satisfy the criteria for the external LTD that we are required to maintain under the TLAC Rule so that State Street Corporation’s losses will be imposed on its shareholders and the holders of external LTD (including the Notes) and other forms of TLAC securities currently outstanding or issued in the future by State Street Corporation, as well as on any other of our creditors, before any of our losses are imposed on the holders of the debt securities of certain of State Street Corporation’s operating subsidiaries or any of their depositors or creditors and before U.S. taxpayers are put at risk. As a result, the execution of our preferred single point of entry resolution strategy in a proceeding under the U.S. Bankruptcy Code or the FDIC’s “orderly liquidation authority” under Title II of the Dodd-Frank Act will likely result in the holders of the Notes absorbing State Street Corporation’s losses.

Our entry into resolution proceedings may affect the priority of the Notes.

In the event that State Street Corporation enters into resolution proceedings pursuant to the FDIC’s “orderly liquidation authority” under Title II of the Dodd-Frank Act, your ability to recover the full amount that would otherwise be payable on the Notes in a proceeding under the U.S. Bankruptcy Code may be impaired.

Title II of the Dodd-Frank Act created a new resolution regime known as “orderly liquidation authority” to which financial companies, including bank holding companies such as State Street Corporation, can be subjected. Under the orderly liquidation authority, the FDIC may be appointed as receiver for a financial company for purposes of liquidating the entity if the Secretary of the Treasury, together with two-thirds of the Federal Reserve Board and, in the case of a bank holding company, two-thirds of the FDIC’s Board of Directors, determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system. Absent any such determinations, State Street Corporation as a bank holding company would remain subject to the U.S. Bankruptcy Code.

If the FDIC is appointed as receiver under the orderly liquidation authority, then provisions of the Dodd-Frank Act, rather than the U.S. Bankruptcy Code, would determine the powers of the receiver and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the possible treatment of creditors under the orderly liquidation authority compared to that under the U.S. Bankruptcy Code, including the right of the FDIC to treat similarly situated creditors differently in certain circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a third party or “bridge” entity. In certain circumstances under the orderly liquidation authority, the FDIC could elect to pay certain claims in full, transfer certain claims to a third party or bridge entity and leave other claims behind in a receivership, even if these claims all rank equally, if the FDIC determines such actions are necessary to facilitate a smooth and orderly liquidation of the institution. In such circumstances, the various claimants may receive different recoveries with respect to their respective claims. The only statutory requirement that relates to such discrimination as between similarly situated creditors is that no creditor shall be worse off than if the institution had been liquidated under the bankruptcy code or similar insolvency law. There is no requirement that the FDIC obtain creditors’ consent to, or seek prior court review of, its actions. A receivership under the orderly liquidation authority could also lead to a large reduction or total elimination of the value of the financial company’s outstanding equity. For example, the FDIC could follow a single point of entry approach and transfer the assets of a financial company in receivership to a newly created bridge entity, the equity of which could be distributed to certain of the financial company’s creditors in satisfaction of their claims, with pre-existing equity holders receiving nothing. The orderly liquidation authority provides the FDIC with authority to cause shareholders and creditors of the financial company in receivership to bear losses before taxpayers are exposed to such losses, and amounts owed to the U.S. government would generally receive a statutory payment priority over the claims of private creditors, including senior creditors.

While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and there may be additional rulemaking. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

Holders of the Notes could be at greater risk of being structurally subordinated if State Street sells or transfers its assets substantially as an entirety to one or more of its subsidiaries.

With respect to any securities issued on or after May 8, 2017, including the Notes, we may sell or transfer our assets substantially as an entirety, in one or more transactions, to one or more entities, provided that such properties and assets, taken together, are not sold or transferred substantially as an entirety to one or more persons that are not subsidiaries of ours. If we sell or transfer our assets substantially as an entirety to our subsidiaries, third-party creditors of our subsidiaries could have additional assets from which to recover on their claims while holders of the Notes could be structurally subordinated to creditors of our subsidiaries with respect to such assets. See “Description of the Notes — Consolidation, Merger and Sale of Assets.”

A downgrade in our credit ratings, changes in the debt markets or other developments could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the trading prices and liquidity of the Notes.

The trading prices for the Notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the Notes.

In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness and regulatory considerations, including, without limitation, our single point of entry resolution strategy, or other events that could have an adverse impact on our financial condition or results of operations, may cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit ratings generally, and the ratings on the Notes, which could adversely impact the trading prices, or the liquidity, of the Notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in restrictive covenants in future debt agreements. The ratings on the Notes may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

Active trading markets for the New Notes may not develop or may be limited.

The New Notes constitute new issues of securities, for which there is currently no existing market, and because SOFR is a relatively new market rate, the New Notes will likely have no established trading market when issued and an established trading market may never develop or may not be liquid. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for the New Notes will develop, the ability of holders of the New Notes to sell their New Notes or the prices at which holders may be able to sell their New Notes.

Market terms for debt securities linked to SOFR (such as the Notes) may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in debt securities similar to the notes, the trading price of the Notes may be lower than that of debt securities linked to rates that are more widely used. Investors in the Notes may not be able to sell such Notes at all or may not be able to sell such Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the Notes in the secondary market will have to make assumptions as to the future performance of SOFR during the floating rate interest payment period in which they intend the sale to take place. If no active trading markets develop for the Notes or the trading market for the Notes is limited, you may be unable to resell the Notes at any price or at their fair market value and you may suffer from increased pricing volatility and market risk.

Risks Relating to the Secured Overnight Financing Rate

SOFR has a very limited history; the future performance of SOFR cannot be predicted based on historical performance.

You should note that publication of SOFR began on April 3, 2018 and it therefore has a very limited history. In addition, the future performance of SOFR cannot be predicted based on the limited historical performance. The level of SOFR during the term of the Notes may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York (the “New York Federal Reserve”), such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or the Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or the Notes. Changes in the levels of SOFR will affect the interest rate on the

Notes during the floating rate period, and, therefore, the return on the Notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. We cannot assure you that SOFR will be positive.

Any failure of SOFR to gain market acceptance could adversely affect the Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on the Notes and the price at which you can sell such Notes.

The composition and characteristics of SOFR are not the same as those of LIBOR and there is no guarantee that SOFR is a comparable substitute for LIBOR.

In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, we cannot assure you that SOFR will perform in the same way that LIBOR would have performed at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For additional information regarding SOFR, see “Description of the Notes — Interest — Secured Overnight Financing Rate” below.

The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider your interests in doing so.

The New York Federal Reserve (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the Notes during the floating rate period as further described under “Description of the Notes — Interest — Determination of SOFR” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

If SOFR is discontinued, the Notes will bear interest during the floating rate period by reference to a different base rate, which could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such notes during the floating rate period; there can be no guarantee that any Benchmark Replacement will be a comparable substitute for SOFR.

If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of SOFR, then the interest rate on the Notes during the floating rate period will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different benchmark from SOFR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes — Interest — Determination of SOFR” below.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) us or our designee. In addition, the terms of the Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, the definition of “floating rate interest payment period,” timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes during the floating rate period by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes. Any determination, decision or election described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement will not be the economic equivalent of SOFR, we cannot assure you that the Benchmark Replacement will perform in the same way that SOFR would have performed at any time nor can there be any guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The interest rate on the Notes during the floating rate period is based on a daily compounded SOFR rate, which is relatively new in the marketplace.

For each floating rate interest payment period, the interest rate on the Notes is based on a daily compounded SOFR rate calculated using the specific formula described under “Description of the Notes — Interest — Calculation of Accrued Interest during Floating Rate Periods” below, not the SOFR rate published on or in respect of a particular date during such floating rate interest payment period or an average of SOFR rates during such period. For this and other reasons, the interest rate on the Notes during any floating rate interest payment period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during a floating rate interest payment period is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on the Notes for such floating rate interest payment period; provided that in no event will the interest payable in respect of any interest payment period be less than zero.

In addition, very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the daily compounded SOFR rate used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of such notes.

The amount of interest payable with respect to each floating rate interest payment period will be determined near the end of such floating rate interest payment period.

The level of the base rate applicable to each floating rate interest payment period and, therefore, the amount of interest payable with respect to such floating rate interest payment period will be determined on a day shortly before the floating rate interest payment date for such floating rate interest payment period (or the second U.S. Government Securities Business Day prior to the maturity date for the final floating rate interest payment period). Because each such date is near the end of such floating rate interest payment period, you will not know the amount of interest payable with respect to a floating rate interest payment period until shortly before the related floating rate interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each floating rate interest payment date.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the Notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the Notes. Depending on the actual or anticipated level of SOFR, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

We and, in its capacity as the calculation agent, State Street Bank, will make determinations with respect to the Notes.

If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, State Street Corporation or our designee will make certain determinations with respect to the Notes in our or our designee’s sole discretion as further described under “Description of the Notes — Interest — Determination of SOFR” below. In addition, State Street Bank will act as the calculation agent for the Notes. As calculation agent, State Street Bank will make certain determinations with respect to the notes as further described in this prospectus. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and subjective judgments, such as with respect to the base rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations made by us or by State Street Bank, in its capacity as calculation agent, may adversely affect the payout to you on the Notes. The fact that State Street Corporation is the issuer may cause it or State Street Bank to have economic interests that are adverse to yours in making these determinations. For further information regarding these types of determinations, see “Description of the Notes — Interest — Determination of SOFR” and related definitions below.

In determining the rate for the final floating rate interest payment period, the level of SOFR for any day from and including the second U.S. Government Securities Business Day prior to the maturity date to, but excluding, the maturity date will be the level of SOFR in respect of such U.S. Government Securities Business Day prior to the maturity date.

For the final floating rate interest payment period, because the level of SOFR for any day from and including the second U.S. Government Securities Business Day prior to the maturity date to but excluding the applicable maturity date will be the level of SOFR in respect of such second U.S. Government Securities Business Day prior to the maturity date, you will not receive the benefit of any increase in the level in respect of SOFR beyond the level for such date in connection with the determination of the interest payable with respect to such floating rate interest payment period, which could adversely impact the amount of interest payable with respect to that floating rate interest payment period.

Risks Related to the Exchange Offer

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “Description of the Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the exchange offer.

You must comply with the exchange offer procedures in order to receive freely tradable New Notes.

Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an Agent’s Message (as defined herein).

We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Description of the Exchange Offer — Procedures for Tendering Old Notes through Brokers and Banks” and “Description of the Exchange Offer — Consequences of Failure to Exchange.”

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

If you fail to exchange your Old Notes, the existing transfer restrictions will remain in effect and the market value of your Old Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Old Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Registration Rights Agreement, we do not intend to register resales of the Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the currently outstanding Old Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Old Notes that you continue to hold following completion of the exchange offer.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offerings of the Old Notes. We will not receive any cash proceeds from the issuance of New Notes in the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire New Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the New Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

The Old Notes were originally issued and sold on March 30, 2020 to the initial purchasers, pursuant to the purchase agreement dated March 26, 2020. The Old Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act (“Rule 144A”), (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuances and sales of the Old Notes, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to use our reasonable best efforts to cause to be filed with the SEC a registration statement covering the exchange by us of the New Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will use our reasonable best efforts to cause to be filed with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and cause the exchange offer to be commenced promptly after the exchange offer registration statement is declared effective by the SEC to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the New Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the New Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the New Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for New Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of New Notes, and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or New Notes. If the holder is a broker-dealer that will receive New

Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer; Period for Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will cause any and all Old Notes to be accepted that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer; provided that, Old Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the New Notes are the same as the form and terms of the Old Notes except that:

(1)	the New Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the New Notes will not contain the registration rights and increased interest provisions contained in the Old Notes; and

(3)	interest on the New Notes will accrue from the last interest date on which interest was paid on your Old Notes.

The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and expenses” and “Transfer taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on October 29, 2020, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

a.	to delay accepting any Old Notes,

b.	to extend the exchange offer, or

c.	to terminate the exchange offer, or

(2)

to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Old Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON OCTOBER 29, 2020.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring New Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)

neither you nor any other person acquiring New Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the New Notes within the meaning of the federal securities laws;

(3)

neither you nor any other person acquiring New Notes in exchange for your Old Notes in the exchange offer has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring New Notes in exchange for your Old Notes in the exchange offer is an “affiliate” as defined under Rule 405 of the Securities Act; and

(5)

if you or another person acquiring New Notes in exchange for your Old Notes in the exchange offer is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

When you tender your Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Old Note not properly tendered;

(2)	refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Old Notes;

(2)	Account number of the beneficial owner tendering such Old Notes;

(3)	Principal amount of Old Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Old Notes for Exchange; Delivery of New Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Old Notes to be withdrawn;

(2)

identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

(3)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION

By Mail or in Person

U.S. Bank National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

Transfer Taxes

If you tender Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OLD NOTES

If you do not tender your Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the Indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we cause to be filed a shelf registration statement if:

(1)

the Issuer determines that the registration of the New Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2)

a holder participating in the exchange offer does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) and notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

(3)	the exchange offer is not for any reason completed within the applicable periods set forth in the Registration Rights Agreement; or

(4)	the Issuer receives a written request from any Initial Purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in the exchange offer.

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3)	the Old Notes are sold under an effective shelf registration statement that we have caused to be filed; or

(4)	the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NOTES

The Old Notes were issued on March 30, 2020 in private offerings in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

In the exchange offer, we will issue up to $750,000,000 aggregate principal amount of New 2023 Notes, up to $500,000,000 aggregate principal amount of New 2026 Notes and up to $500,000,000 aggregate principal amount of New 2031 Notes. The New Notes will be issued under an indenture dated October 31, 2014, between State Street and U.S. Bank National Association, as senior trustee (the “Original Indenture”), as amended and supplemented by the first supplemental indenture dated as of May 8, 2017 (the “First Supplemental Indenture”) and the second supplemental indenture dated as of March 30, 2020 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), under which the Old Notes were also issued. The following statements relating to the Notes, and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the forms of Notes and the Indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended. You may request a copy of the Indenture and the forms of Notes from the Company as described under “Where You Can Find More Information.” Unless the context otherwise indicates, in this “Description of the Notes” section, the terms “we,” “our,” “us,” “the Company” and “State Street” refer to State Street Corporation only and not to any of its subsidiaries.

The New Notes of each series will be treated as a single class with any Old Notes of such series that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of Old Notes who do not exchange their Old Notes for New Notes will vote together with the holders of the applicable series of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes of the applicable series issued under the Indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes of such series that remain outstanding after the exchange offer will be aggregated with the New Notes of such series, and the holders of these Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of a series of the outstanding Notes mean, at any time after the exchange offer for the Old Notes is consummated, such percentage in aggregate principal amount of such Old Notes and the New Notes of the applicable series then outstanding. The term “Notes,” as used in this Description of the Notes, refers to both the Old Notes and the New Notes.

General

The 2023 Notes will mature on March 30, 2023, the 2026 Notes will mature on March 30, 2026 and the 2031 Notes will mature on March 30, 2031. We refer to the 2023 Notes, the 2026 Notes and the 2031 Notes, collectively, as the Notes.

We will not pay any additional amounts on the Notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the Notes. There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, equity securities of State Street.

The Notes will rank equally with all of State Street’s other existing and future senior unsecured indebtedness. As of June 30, 2020, on a consolidated basis, our outstanding senior indebtedness totaled approximately $13.3 billion.

Interest

The 2023 Notes bear interest (i) during the period from and including March 30, 2020 to, but excluding, March 30, 2022 at a fixed annual rate of 2.825% and (ii) during the period from and including March 30, 2022 to, but excluding, the maturity date at a floating rate determined by reference to a base rate based on SOFR (as defined below), plus a spread of 2.69%, calculated as described below; provided that in no event will the interest payable in respect of any interest payment period be less than zero. The 2026 Notes bear interest (i) during the period from and including March 30, 2020 to, but excluding, March 30, 2025 at a fixed annual rate of 2.901% and (ii) during the period from and including March 30, 2025 to, but excluding, the maturity date at a floating rate determined by reference to a base rate based on SOFR, plus a spread of 2.60%, calculated as described below; provided that in no event will the interest payable in respect of any interest payment period be less than zero. The 2031 Notes bear interest (i) during the period from and including March 30, 2020 to, but excluding, March 30, 2030 at a fixed annual rate of 3.152% and (ii) during the period from and including March 30, 2030 to, but excluding, the maturity date at a floating rate determined by reference to a base rate based on SOFR, plus a spread of 2.65%, calculated as described below; provided that in no event will the interest payable in respect of any interest payment period be less than zero.

We refer to each period during which the Notes bear interest at a fixed rate as a “fixed rate period,” and each period during which the Notes bear interest at a floating rate as a “floating rate period.”

Fixed Rate Periods

We will pay interest on the Notes during the applicable fixed rate period for such Notes, semiannually in arrears, on March 30 and September 30 of each year, commencing on September 30, 2020 and ending on March 30, 2022, in the case of the 2023 Notes, March 30, 2025, in the case of the 2026 Notes and March 30, 2030, in the case of the 2031 Notes (each such date, a “fixed rate interest payment date”).

Interest on the Notes during the applicable fixed rate periods for such series of Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a fixed rate interest payment date in respect of a particular series of Notes falls on a day that is not a business day, we will postpone the interest payment to the next succeeding business day, but the payment made on such date will be treated as having been made on the date that the payment was first due and the holders of the applicable series of Notes will not be entitled to any further interest or other payments with respect to such postponement.

The interest payable on each series of Notes on any fixed rate interest payment date, subject to certain exceptions, will be paid to the person in whose name the Notes of such series are registered at the close of business on the March 15 or September 15, whether or not a business day, immediately preceding the applicable fixed rate interest payment date.

Floating Rate Periods

We will pay interest on the Notes during the applicable floating rate period quarterly on the second business day (each such date, a “floating rate interest payment date”) following each floating rate period end date (as defined below); provided that the floating rate interest payment date with respect to the final floating rate interest payment period (as defined below) in respect of a particular series of Notes will be the maturity date for such series of Notes. If the scheduled maturity date in respect of a particular series of Notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day but interest on that payment will not accrue during the period from and after the scheduled maturity date for such series of Notes.

With respect to a floating rate interest payment date in respect of a particular series of Notes, the “floating rate interest payment period” is the period from and including the most recent interest payment period end date to which interest has been paid or duly provided for (or from and including March 30, 2022 in the case of the first floating rate interest payment period for the 2023 Notes, March 30, 2025 in the case of the first floating rate interest payment period for the 2026 Notes and March 30, 2030 in the case of the first floating rate interest payment period for the 2031 Notes) to, but excluding, the immediately preceding floating rate period end date for such series of Notes; provided that (i) the floating rate interest payment period with respect to the final floating rate interest payment date (i.e., the maturity date) in respect of a particular series of Notes will be the period from and including the floating rate period end date immediately prior to the maturity date for such series of notes to, but excluding, such maturity date (i.e., the final floating rate period end date) and (ii) with respect to such final floating rate interest payment period in respect of a particular series of Notes, the level of SOFR for each calendar day in the period from and including the rate cut-off date (as defined below) to but excluding the applicable maturity date shall be the level of SOFR on such rate cut-off date. The “rate cut-off date” shall be the second U.S. Government Securities Business Day prior to the maturity date of the respective series of Notes.

During the floating rate period, (i) with respect to the 2023 Notes, each of June 30, 2022, September 30, 2022, December 30, 2022 and the maturity date; (ii) with respect to the 2026 Notes, each of June 30, 2025, September 30, 2025, December 30, 2025 and the maturity date and (iii) with respect to the 2031 Notes, each of June 30, 2030, September 30, 2030, December 30, 2030 and the maturity date shall be a “floating rate period end date”; provided that if any scheduled floating rate period end date, other than the maturity date for such series of Notes, falls on a day that is not a business day it will be postponed to the following business day except that, if that business day would fall in the next calendar month, the floating rate period end date will be the immediately preceding business day. If a scheduled final floating rate period end date (i.e., the maturity date) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final floating rate period end date for the applicable series of Notes.

The interest payable on any floating rate interest payment date, other than the maturity date in respect of a particular series of Notes, will be paid to the person in whose name the Notes are registered at the close of business on the second business day next preceding the applicable floating rate interest payment date. Interest that we pay on the maturity date for each series of Notes will be paid to the person to whom the principal will be payable.

Secured Overnight Financing Rate (“SOFR”)

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery- versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time.

Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors — Risks Relating to the Secured Overnight Financing Rate” above. The information contained in this section “Secured Overnight Financing Rate (“SOFR”)” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

Calculation of Accrued Interest during Floating Rate Periods

On each floating rate interest payment date, accrued interest will be paid for the most recently completed floating rate interest payment period. Interest on the applicable series of Notes will accrue from and including the most recent floating rate period end date to which interest has been paid or duly provided for, or, in the case of the first floating rate period end date, from and including, in the case of the 2023 Notes, March 30, 2022, in the case of the 2026 Notes, March 30, 2025 and in the case of the 2031 Notes, March 30, 2030. Interest will accrue to, but excluding, the next floating rate period end date for such series of Notes.

The calculation agent will notify the paying agent of each determination of the interest rate applicable to the Notes promptly after the determination is made.

Accrued interest on the Notes during each floating rate payment interest period will be calculated by multiplying the principal amount of such Notes by the sum of an accrued interest compounding factor and, in the case of the 2023 Notes, a spread of 2.69%, in the case of the 2026 Notes, a spread of 2.60% and, in the case of the 2031 Notes, a spread of 2.65%; provided that in no event will the interest payable in respect of any interest payment period be less than zero. This accrued interest compounding factor will be computed by adding the interest factors calculated for each day in the applicable floating rate interest payment period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The accrued interest compounding factor will be computed as follows:

“d0”, for any floating rate interest payment period, is the number of U.S. Government Securities Business Days in the relevant floating rate interest payment period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant floating rate interest payment period.

“SOFRi”, for any day “i” in the relevant floating rate interest payment period, is a reference rate equal to SOFR in respect of that day.

“ni” is the number of calendar days in the relevant floating rate interest payment period on which the rate is SOFRi.

“d” is the number of calendar days in the relevant floating rate interest payment period.

For these calculations, the interest rate in effect on any U.S. Government Securities Business Day will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding U.S. Government Securities Business Day.

All percentages used in or resulting from any calculation of the rate of interest on the Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from these calculations on the Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Alternative Interest Accrual Calculation in Case of an Acceleration

In case an acceleration of the maturity of any series of Notes shall have occurred and be continuing as a result of an event of default thereunder, the amount declared due and payable for such series of Notes (the “Stated Principal Amount”) upon any acceleration of such series of Notes shall be determined by State Street Bank, or, if State Street Bank has appointed a designee, after consultation with State Street Bank, by such designee, in its capacity as the calculation agent, and shall be an amount in cash equal to the Stated Principal Amount plus accrued and unpaid interest thereon calculated as if the date of such acceleration were the maturity date, final floating rate period end date (if applicable) and final floating rate interest payment date for such series of Notes.

Determination of SOFR

During any floating rate period in respect of a particular series of Notes, the interest rate for such series of Notes will be determined by reference to SOFR compounded on a daily basis.

“SOFR”, with respect to any U.S. Government Securities Business Day, means the rate determined by the calculation agent in accordance with the following provisions:

(1) the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator) on the New York Federal Reserve’s Website on or about 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2) if the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in paragraph (1), unless we or our designee have determined that both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or

(3) if we or our designee have determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:

•

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

•	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

•

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry- accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark” means the Secured Overnight Financing Rate compounded on a daily basis; provided that if we or our designee have determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order presented in clause (3) of the definition of “SOFR” that can be determined by us or our designee as of the Benchmark Replacement Date. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “floating rate interest payment period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or The City of Boston.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York.

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

If we or our designee have determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election that may be made by us or our designee pursuant to this section “Determination of SOFR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.

General

Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the paying agent or, in the event the Notes are not represented by Global Notes (as defined below), at the office or agency of State Street maintained for such purpose in The City of Boston.

The calculation agent for each series of Notes shall be State Street Bank or a bank or other entity (which may be an affiliate of State Street) as State Street may appoint. State Street may appoint a different institution to serve as calculation agent from time to time after the original issue date of such series of Notes without the consent of holders of such Notes and without notice.

None of the trustees or any paying agent will be our designee for purposes of the determinations to be made under the above section “Determination of SOFR”, and none of the trustees or any paying agent shall have any (i) responsibility or liability for the selection, adoption or determination of an alternative or replacement reference rate (including a Benchmark Replacement Adjustment or any Benchmark Replacement Conforming Changes) as a successor or replacement benchmark to SOFR (including whether any such rate is the appropriate Benchmark Replacement to SOFR or whether any other conditions to the designation of such rate or any of the determinations to be made pursuant to the above section “Determination of SOFR” have been satisfied) and shall be entitled to rely upon any determination or designation of such a rate (and any Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes, or other modifier) by the calculation agent, or our designee, or (ii) liability for any failure or delay by us or our designee in performing our respective duties under the Indenture as a result of the unavailability of SOFR, or any other Benchmark Replacement described herein or the failure of a Benchmark Replacement to be adopted.

Optional Redemption

On at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the Notes, we may redeem the Notes of a series in whole, but not in part, on, and only on, March 30, 2022 in the case of the 2023 Notes, March 30, 2025 in the case of the 2026 Notes and March 30, 2030 in the case of the 2031 Notes, in each case at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Notwithstanding any of the foregoing, installments of interest on the Notes that are due and payable on an interest payment date falling on or prior to the redemption date in respect of a particular series of Notes will be payable on the interest payment date to the registered holders thereof as of the close of business on the relevant record date in accordance with the Notes and the Indenture. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, partnership, trust company or trust, and we may convey, transfer or lease all or substantially all of our assets to any corporation, partnership, trust company or trust, provided that (other than in the case of the conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our subsidiaries):

•

the resulting corporation, partnership, trust company or trust, if other than us, is organized and existing under the laws of the United States or any U.S. state and assumes all of our obligations on the Notes under the Indenture;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of us or any subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default or, with respect to any series, a covenant breach, and no event that, after notice or lapse of time or both, would become an event of default or a covenant breach shall have happened and be continuing under the Indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The surviving business entity will succeed to, and be substituted for, us under the Indenture and, except in the case of a lease, we shall be released from all obligations under the Indenture and the Notes.

The covenants contained in the Indenture and the Notes will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring or other highly leveraged transaction.

Limitation Upon Disposition of Voting Stock of State Street Bank

The Indenture prohibits us and any subsidiary of ours that owns voting stock in State Street Bank, so long as any of the notes of any series are outstanding, from selling or otherwise disposing of, or granting a security interest in or permitting the issuance of, any voting stock or any security convertible or exercisable into voting stock of State Street Bank or any of our subsidiaries that owns voting stock, or any security convertible or exercisable into voting stock, of State Street Bank, except that this restriction does not apply to dispositions made by us or any subsidiary or issuances if after giving effect to such disposition or issuance and any potential dilution, we (directly or indirectly through one or more subsidiaries) will own in the aggregate at least 80% of the voting stock of State Street Bank free and clear of any security interest.

In addition, the restriction does not apply to:

•	mergers between us and State Street Bank, or any other corporations, subject to the merger limitations in the Indenture; or

•

mergers between State Street Bank and any other U.S. corporation so long as (i) we (directly or indirectly through one or more subsidiaries) will own in the aggregate at least 80% of the voting stock of the resulting entity and (ii) no event of default or covenant breach, and no event that, after notice or lapse of time or both, would become an event of default or covenant breach shall have happened and be continuing under the Indenture.

Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding Notes of any series, except for:

•	the rights of holders of Notes of such series to receive payments of principal, any premium and interest from the trust referred to below when those payments are due;

•

our obligations with respect to the Notes concerning issuing temporary debt securities; registration of transfers of Notes, mutilated, destroyed, lost or stolen Notes; the maintenance of an office or agency for payment; and money for payments with respect to the Notes being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the provisions of the Indenture relating to such a discharge of obligations.

A discharge of this type is referred to as “legal defeasance.”

In addition, other than our covenant to pay the amounts due and owing with respect to the Notes of a particular series, we may elect to have our obligations as the issuer of Notes of such series released with respect to certain covenants, including the limitation on the disposition of voting stock of State Street Bank described above. Thereafter, any failure to comply with those obligations will not constitute a default or event of default or a covenant breach). If such a release of our covenants occurs with respect to any series of Notes, our failure to perform or a breach of the covenants or warranties defeased will no longer constitute an event of default or a covenant breach with respect to such Notes. A discharge of this type is referred to as “covenant defeasance.”

To exercise either a legal defeasance or a covenant defeasance of any series of Notes, certain conditions must be met, including, among other things:

•

we shall have deposited irrevocably with the trustee as trust funds in trust, in each case, in an amount, in U.S. dollars or U.S. government obligations, which through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms, will provide an amount sufficient to pay the entire amount of such Notes;

•

an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the Notes of such series will have no federal income tax consequences as a result of such deposit and termination, which opinion in the case of legal defeasance shall also state that we have received a ruling from the Internal Revenue Service or there has been a change in federal income tax law since the date of the applicable indenture;

•	no event of default or covenant breach shall exist or be caused by the defeasance; and

•	the defeasance shall not cause a default or breach under any of our other agreements or instruments.

Events of Default

The following are “events of default” with respect to each series of Notes (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	default in the payment of any interest upon such Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of or any premium on such Notes at their maturity, and continuance of such default for a period of 30 days;

(3)

the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of State Street in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of State Street or all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and, in the case of either clause (A) or (B), the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(4)

the commencement by State Street of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the entry of a decree or order for relief in respect of State Street in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of State Street or of all or substantially all of its property, or the taking of corporate action by State Street in furtherance of any such action.

No other defaults under or breaches of the Indenture or any series of Notes will result in an event of default, whether after notice, the passage of time or otherwise. However, certain events may give rise to a covenant breach, as described below under the heading “— Covenant Breaches”.

If an event of default occurs and is continuing with respect to any series of Notes, other than an event of default resulting from voluntary bankruptcy, insolvency or reorganization of State Street (or the consent by State Street to relief in an insolvency proceeding or to the appointment of a receiver), the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of any series may declare the principal amount of all notes of such series to be due and payable or deliverable immediately. The Notes of each series will automatically be accelerated upon the occurrence of an event of default resulting from voluntary bankruptcy, insolvency or reorganization of State Street (or the consent by State Street to relief in an insolvency proceeding or to the appointment of a receiver).

Notwithstanding any provision to the contrary in the Original Indenture, the bankruptcy, insolvency or reorganization of State Street Bank, whether in a voluntary or involuntary proceeding, will not constitute a default or event of default with respect to any series of Notes.

At any time after the trustee or the holders of a series of Notes have accelerated such Notes, but before the trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of such series of Notes may, under certain circumstances, rescind and annul such acceleration and any event of default giving rise to such declaration shall be deemed not to have occurred. See “Risk Factors — Risks Relating to the Notes — The Notes provide only limited acceleration and enforcement rights.”

Senior debt securities issued by us under the Original Indenture (the “Pre-2017 Senior Debt”) contain events of default that are different from those set forth above. In particular:

•

The events of default applicable to the Pre-2017 Senior Debt do not provide for a 30-day cure period with respect to any failure by us to pay the principal of, or premium on, those senior debt securities;

•

The Pre-2017 Senior Debt contains an additional event of default that is applicable if we fail to perform any of the covenants contained in the terms and conditions of, or the indenture governing, those senior debt securities and that failure continues for 90 days; and

•

The events of default applicable to most series of Pre-2017 Senior Debt provide that specified events of bankruptcy, insolvency or reorganization of State Street Bank would constitute an event of default with respect to those senior debt securities.

Accordingly, if we fail to pay the principal of, or premium on, any series of Pre-2017 Senior Debt when due, the holders of such senior debt securities would be entitled to declare their securities due and payable immediately, whereas holders of the Notes would not be entitled to accelerate such Notes until 30 days after our failure to pay the principal of, or premium on, such Notes. In addition, holders of the Notes will not have the benefit of the additional events of default described above that are applicable to the Pre-2017 Senior Debt.

Covenant Breaches

A “covenant breach” would occur under the Indenture with respect to a series of the Notes upon a default in the performance of any obligation contained in the Indenture (other than a covenant a default in whose performance is an event of default described above) for the benefit of Notes of that series, which continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in outstanding principal amount of the Notes of such series.

A covenant breach is not an event of default with respect to any series of the Notes.

Remedies if an Event of Default or Covenant Breach under the Indenture Occurs

If an event of default under the Indenture occurs and is continuing for any series of Notes, other than an event of default resulting from a voluntary bankruptcy, insolvency or reorganization of State Street (or the consent by State Street to relief in an insolvency proceeding or to the appointment of a receiver), the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series may declare the principal amount of all the Notes of that series, to be due and payable or deliverable immediately. The Notes will automatically be accelerated upon the occurrence of an event of default resulting from a voluntary bankruptcy, insolvency or reorganization of State Street (or the consent by State Street to relief in an insolvency proceeding or to the appointment of a receiver).

Acceleration will not be permitted for reasons other than a specified payment default or insolvency event that constitutes an event of default in respect of such Notes. Except as described below, neither the trustee nor any holder of such Notes will have any enforcement right or other remedy in respect of covenant breaches (including covenant breaches with respect to the covenant described below under “— Consolidation, Merger and Sale of Assets”).

At any time after the trustee or the holders have accelerated any series of Notes, but before the trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding Notes of that series may, under certain circumstances, rescind and annul such acceleration and any event of default giving rise to such declaration shall not be deemed to have occurred.

The holders of a majority in principal amount of the outstanding Notes of any series may waive a default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the Notes of that series; or

•	in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each holder of each series of Notes affected.

For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default or a covenant breach in respect of the relevant Notes.

In the case of a default in the payment of interest or principal, or premium, if any, with respect to a series of Notes that continues for 30 days, State Street will be required, upon the demand of the trustee, to pay to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal and premium, if any, and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal, and premium, if any, and on any overdue interest, at the rate or rates prescribed in such Notes.

In the case of any event of default or a covenant breach with respect to a series of Notes, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of such notes by such appropriate judicial proceedings as the trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any such covenant or agreement or in aid of the exercise of any power granted in the Indenture, or to enforce any other proper remedy. However, in the case of a covenant breach or any other default that does not constitute an event of default, neither the trustee nor the holders of any series of Notes will be entitled to accelerate the maturity of such Notes — that is, they will not be entitled to declare the principal of such Notes to be immediately due and payable because of such covenant breach or other default.

The holders of a majority in principal amount of the outstanding Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to Notes of that series, provided that any such direction is not in conflict with any rule of law or the Indenture and the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

No holder of any Note of any series will have the right to institute a proceeding with respect to the Indenture or for any remedy thereunder, unless:

•	that holder previously has given to the trustee written notice of a continuing event of default or a covenant breach with respect to Notes of that series;

•

the holders of not less than 25% in aggregate principal amount of the outstanding Notes of that series also shall have offered the trustee reasonable indemnity and made written request to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with such request; and

•	the trustee shall have failed to institute such proceeding within 60 days.

However, any holder of a Note has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under the Indenture and as to any default in such performance. For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default or a covenant breach in respect of the relevant Notes.

Further Issuances

We may from time to time create and issue additional Notes of any series on terms and conditions substantially identical to those of such series of Notes offered by this prospectus (except for the issue date, public offering price and amount and date of the first payment of interest thereon) without the consent of the holders of Notes of such series, which additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, such series of Notes. If the existing Notes and the additional Notes are not fungible for U.S. federal income tax purposes, a separate CUSIP number will be issued for any additional Notes.

Modification and Waiver

The Indenture may be modified and amended by us and the trustee, with respect to a series of affected Notes, with the consent of holders of at least a majority in principal amount of such series of Notes. However, without the consent of the holder of an affected Note, we may not amend or modify any Indenture to:

•	change the stated maturity date of the principal or any installment of principal or interest on, any Note;

•	reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of, any Note;

•	change the place or currency of payment of principal of, or any premium or interest on, any Note;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any Note;

•

reduce the percentage in principal amount of Notes of any series, the consent of whose holders is required to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture; or

•	reduce the percentage in principal amount of Notes of any series, the consent of whose holders is required to waive any past default.

From time to time we and the trustee may, without the consent of the holders of the Notes, waive or supplement the Indenture for specified purposes, including, among other things:

•	evidencing the succession of another person to State Street;

•	adding to the covenants of State Street for the benefit of the holders of all or any series of Notes or surrendering any right or power conferred on State Street in the Indenture;

•	adding any additional events of default for the benefit of the holders of all or any series of the Notes;

•	make such provisions as may be necessary to issue any exchange notes issued in exchange for Notes pursuant to the Registration Rights Agreement;

•	adding or changing any provisions to permit or facilitate the issuance of Notes in certificated, uncertificated or global form;

•	securing the Notes of any series or provide for guarantees of the Notes of any series;

•

evidencing and providing for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes of one or more series and adding to or changing any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•

curing an ambiguity, correcting or supplementing any provision of the Indenture which may be defective or inconsistent with any other provision thereof, or making any other provisions with respect to matters or questions arising under the Indenture, not adversely affecting the interests of the holders of record of Notes of any series in any material respect; and

•

conforming the text of the Indenture or the Notes of any series to any provision of this section entitled “Description of the Notes” or any similarly captioned section in our Offering Memorandum dated March 26, 2020.

Book-entry notes

Global notes

The Notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the Notes in the form of one or more permanent Global Notes in fully registered, book-entry form, which we refer to as the “Global Notes.”

Each such Global Note will be deposited with, or on behalf of, DTC, or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee).

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary.

Book-entry procedures for the Global Notes

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act.

•

DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates post-trade settlement among its Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between accounts of the Direct Participants. This eliminates the need for physical movement of securities certificates.

•	Direct Participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned Subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated Subsidiaries.

•

Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the Notes under DTC’s book-entry system must be made by or through Direct Participants, which will receive a credit for the Notes on the records of DTC. The ownership interest of each actual purchaser of the Notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Global Notes will be effected only through entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Global Notes, except in the event that use of the book-entry system for the Notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

To facilitate subsequent transfers, all Global Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Global Notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC or its nominee is the registered owner and holder of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as described below, beneficial owners of interests in the Global Notes will not be entitled to have book-entry Notes represented by the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the Notes desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and/or Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal of and interest on the Notes and redemption proceeds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the Global Notes. Neither we, the Trustee, nor any other agent of ours or of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We believe, however, that it is currently the policy of DTC to credit the accounts of the Direct Participants upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the Notes and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner shall give notice to elect to have its Notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such Notes by causing the Direct Participant to transfer the Participant’s interest in the Notes, on DTC’s records, to the tender agent. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by Direct Participants on DTC’s records and followed by a book- entry credit of tendered Notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, physical Notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, physical certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the Trustee take any responsibility or liability for the accuracy thereof.

Certificated Notes

The Notes will not be issued in definitive form except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

Trustee

U.S. Bank National Association is the trustee for the Notes.

Governing Law

The Indenture and Old Notes are, and the New Notes will be, governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations related to the exchange of Old Notes for New Notes in the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary is limited to holders who hold their Old Notes as capital assets (generally for investment purposes). This summary does not address all aspects of U.S. federal income taxes related to the exchange of Old Notes for New Notes in the exchange offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax-deferred accounts and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Old Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders of Old Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members; and

•	tax consequences to certain former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Old Notes, the tax treatment of the exchange offer to a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the tax consequences of the exchange offer.

This summary of U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction. This summary also does not address any U.S. federal tax consequences other than income tax, such as U.S. federal alternative minimum tax consequences, the potential application of the Medicare tax on net investment income, and any U.S. federal estate or gift tax consequences. If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of Old Notes for New Notes will not constitute a taxable exchange. As a result, (1) a holder of Old Notes should not recognize a taxable gain or loss as a result of exchanging such holder’s Old Notes for New Notes, (2) the holding period of the New Notes received should include the holding period of the Old Notes exchanged therefor, and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before such exchange. The United States federal income tax consequences of holding and disposing of your New Notes generally will be the same as those applicable to your Old Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the expiration date, we have agreed to cause this prospectus, as amended or supplemented, to be made available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of original issuance of the New Notes, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the New Notes will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of State Street Corporation appearing in State Street Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019 and the effectiveness of State Street Corporation’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and State Street Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of State Street Corporation for the three-month periods ended March 31, 2020 and March 31, 2019, and for the three and six-month periods ended June 30, 2020 and June 30, 2019, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 28, 2020 and July 27, 2020 included in State Street Corporation’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the Registration Statement prepared or certified by Ernst & Young LLP with the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 with respect to the issuance of the New Notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and about the New Notes, you should refer to the registration statement and its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.statestreet.com. Our website is not a part of this prospectus.

We make available free of charge on our website, www.statestreet.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after filing such material with, or furnishing such material to, the SEC. The information on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filings we make with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” certain information that State Street Corporation files with the SEC into this prospectus, which means that we can disclose important information to you by referring to those documents. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (File No. 001-07511) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein that such items are intended to be “filed” under the Exchange Act):

•

Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 20, 2020 (the “2019 Form 10-K”), including the information specifically incorporated by reference into the 2019 Form 10-K from our definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on April 28, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the SEC on July 27, 2020;

•

Current Reports on Form 8-K filed on January 17, 2020 (Item 5.02 only), January  24, 2020, February  12, 2020, February  27, 2020 (Item 9.01 only) March  26, 2020, March  27, 2020 (Item 9.01 only), March  30, 2020, May  22, 2020, and June 12, 2020;

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date of the termination of the offering of securities made under this prospectus; provided, however, that we are not incorporated by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

State Street Corporation

One Lincoln Street

Boston, Massachusetts 02111

Telephone: (617) 786-3000

Attn: Corporate Secretary

In order to ensure timely delivery, you must request the information no later than five business days prior to the expiration of the relevant exchange offer.

State Street Corporation

Offer to Exchange

up to $750,000,000 2.825% Fixed-to-Floating Rate Senior Notes due 2023

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of

our outstanding unregistered 2.825% Fixed-to-Floating Rate Senior Notes due 2023

and

up to $500,000,000 2.901% Fixed-to-Floating Rate Senior Notes due 2026

that have been registered under the Securities Act for any and all of our outstanding unregistered 2.901% Fixed-to-Floating Rate Senior Notes due 2026

and

up to $500,000,000 3.152% Fixed-to-Floating Rate Senior Notes due 2031

that have been registered under the Securities Act for any and all of our outstanding unregistered 3.152% Fixed-to-Floating Rate Senior Notes due 2031

PROSPECTUS

The exchange offer will expire at 5:00 P.M., New York City time,

on October 29, 2020, unless extended.